UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-194734
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-188268
UNDER
THE SECURITIES ACT OF 1933
CHARTER FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)
Maryland
(State or other jurisdiction of incorporation or organization)
90-0947148
(I.R.S. Employer Identification No.)

1233 O.G. Skinner Drive West Point, Georgia	31833
(Address of Principal Executive Offices)	(Zip Code)
Charter Financial Corporation 2013 Equity Incentive Plan
Charter Financial Corporation 2001 Stock Option Plan
Charter Financial 2001 Recognition and Retention Plan
CharterBank 401(k) Plan
(Full title of the plans)

Copy to:
Beth S. DeSimone
Senior Vice President and General Counsel
CenterState Bank Corporation
1101 First Street South
Winter Haven, Florida 33880
(Name and address of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

On September 1, 2018, Charter Financial Corporation, a Maryland corporation ("Charter"), merged with and into CenterState Bank Corporation, a Florida corporation ("CenterState"), pursuant to an Agreement and Plan of Merger, dated as of April 24, 2018, by and between Charter and CenterState (the "Merger").
This Post-Effective Amendment No. 1 for each of the following Registration Statements on Form S-8 (the "Registration Statements") is being filed by CenterState, as successor to Charter by merger, to terminate all offerings under the Registration Statements and to deregister any and all shares of Charter common stock, par value $.01 per share (the "Shares"), stock options and participation interests that remain unsold pursuant to the Registration Statements:

•	Registration No. 333-194734 filed on Form S-8 on March 21, 2014, which registered the offering of 2,000,520 Shares and 1,428,943 stock options; and

•	Registration No. 333-188268 filed on Form S-8 on May 1, 2013, which registered the offering of 764,850 Shares, 693,417 stock options and participation interests.
In accordance with the undertaking made by Charter in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration any of the securities registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Winter Haven, State of Florida, on this 4th day of September.

CENTERSTATE BANK CORPORATION
as successor by merger to Charter Financial Corporation

By:	/s/ Jennifer L. Idell
Jennifer L. Idell
Executive Vice President and Chief Financial Officer
No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.